Lake Shore Bancorp, Inc. 8-K
Exhibit 99.1

Lake Shore Bancorp Announces Second Quarter 2012
 Net Income of $895,000

DUNKIRK, N.Y. — July 31, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced second quarter 2012 net income of $895,000, or $0.16 per diluted share, compared to net income of $987,000, or $0.17 per diluted share, for the second quarter of 2011. The Company had net income of $1.902 million, or $0.33 per diluted share, for the six months ended June 30, 2012 and $1.937 million, or $0.34 per diluted share, for the six months ended June 30, 2011.

2012 Second Quarter and Year-to-Date Highlights:

•	Deposits grew by $5 million, an annualized increase of 2.6% from December 31, 2011
•	Non-interest bearing deposits grew an annualized 24.8% from December 31, 2011
•	Commercial real estate loans grew an annualized 14.1% from December 31, 2011
•	Stockholders’ equity increased $1.8 million, an annualized increase of 5.5% from December 31, 2011
•	Strong and improved asset quality metrics

“Our solid second quarter earnings performance reflects our ongoing strategy of effectively managing our net interest margin and interest rate risk in this challenging low rate environment for financial institutions,” said Daniel P. Reininga, President and Chief Executive Officer. “Looking forward, we remain committed to meaningful growth in our commercial lending portfolio and to improving the efficiency of our delivery model.”

Net interest income was $3.8 million, for the second quarter of 2012 and 2011.  Interest income was $5.0 million in the second quarter of 2012 compared to $5.2 million in second quarter 2011. The decrease in interest income for the current quarter was due to a $2.0 million decrease in average loan balances in comparison to the prior year quarter, and lower yields on investment securities. Interest expense for second quarter 2012 decreased by $220,000, or 15.6%, compared to the prior year quarter, as a result of a 22 basis-point decline in the rate paid by the Bank on deposits and borrowings, and a $1.6 million decline in the average balance of interest bearing liabilities. The reduction in interest bearing liabilities resulted from a $5.9 million reduction in average borrowings offset by a $4.3 million increase in average deposits.

Net interest income for the six months ended June 30, 2012 was $7.6 million, an increase of $200,000, or 2.7%, compared to the prior year period. Interest income was $10.1 million for the six months ended June 30, 2012, compared to $10.4 million for the prior year period primarily due to lower yields on investment securities in comparison to the prior year period. The decrease in yields on investment securities more than offset an $11.5 million increase in average interest earning assets during the six months ended June 30, 2012 when compared to the same period in 2011.  Interest expense for the six months ended June 30, 2012 decreased by $458,000, or 15.7%, to $2.5 million compared to the first six months of 2011, as a result of a 22 basis-point decline in the average rate paid on deposits and borrowings, and a $3.0 million reduction in average interest bearing liabilities. The reduction in interest bearing liabilities resulted from a $5.9 million reduction in average borrowing offset by a $2.9 million increase in average deposits.

Net interest margin for the second quarter 2012 was 3.31%, down six basis points from 3.37% for the second quarter 2011. Net interest margin for the six months ended June 30, 2012 of 3.31% was equivalent to the margin for the six months ended June 30, 2011.

Non-interest income in the second quarter of 2012 declined $88,000, or 16.2%, from the quarter ended June 30, 2011.  The decline was primarily due to a non-cash, pre-tax impairment charge of $57,000 to write-down a single asset-backed security, compared with a $31,000 gain on sale of investments recorded during the quarter ended June 30, 2011. The impairment charge was attributable to a significant decline in the market value of a bond which is not expected to be recovered over its term.

For the six months ended June 30, 2012, non-interest income decreased by $147,000, or 13.0%, from the same period in 2011, due to the non-cash, pre-tax impairment charge of $57,000 related to the Bank’s write-down of one asset-backed security during the second quarter of 2012. The Bank recognized an $88,000 gain on the sale of and recovery on investments during the six months ended June 30, 2011.

During second quarter 2012, non-interest expense increased by $211,000, or 7.4%, to $3.0 million in comparison with the same period in the prior year. This increase was primarily due to a net $148,000 increase in salary and benefit expenses resulting from the addition of two new directors to our board during 2012, annual salary increases and annual increases in health insurance premiums, offset by lower stock option expenses for awards that became fully vested at December 31, 2011. The remaining increase was due to an additional $62,000 in expenses on foreclosed mortgage loans from a processing delay that resulted from the 2009 revision to the New York State Real Property Actions and Proceedings Law, which lengthened the time line for banks to be able to take possession of foreclosed property.

For the six months ended June 30, 2012, non-interest expense increased 4.7% to $6.1 million from $5.8 million for the six months ended June 30, 2011. The increase of $276,000 during 2012 was primarily due to a $138,000 increase in salary and benefit expense reflecting expansion of the Company’s Board of Directors in 2012, salary increases and higher benefit expenses, as well as an unplanned accrual for a retirement benefit. The remaining increase was primarily due to a $172,000 increase in other non-interest expenses during the first six months of 2012, versus the prior year period, primarily due to an additional $123,000 in foreclosure expenses resulting from the impact of the 2009 revision to the New York State foreclosure laws.

The provision for loan losses for the second quarter 2012 was $85,000, a decrease of 68.0% from the $265,000 provision recorded during the second quarter 2011. The $50,000 provision for loan losses for the six months ended June 30, 2012 decreased $235,000, or 82.5%, from $285,000 for the same period in 2011. The quality of the Bank’s loan portfolio remains strong; its allowance for loan losses as a percent of non-performing loans was 64.30% at June 30, 2012, up from 48.82% at December 31, 2011.

Nonperforming loans as a percentage of total loans were 0.77% as of June 30, 2012, a decrease of 25 basis points from December 31, 2011, and a decrease of 15 basis points compared to June 30, 2011. The Bank’s stable and favorable asset quality metrics, including its improved ratio of nonperforming loans to total loans, remain consistently better than industry averages.

Total assets were $492.1 million as of June 30, 2012, an increase of 1.4% annualized over the balance as of December 31, 2011. Total deposits increased $5.0 million since December 31, 2011 which was primarily due to an $11.9 million increase in core checking and savings products, offset by a $6.9 million decrease in certificates of deposit.  Total stockholders’ equity increased $1.8 million, or 2.8%, since December 31, 2011 primarily due to $1.9 million of net income earned during the six months ended June 30, 2012, partially offset by $296,000 in cash dividends paid.

Dividend

The Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on August 22, 2012, to shareholders of record as of August 6, 2012. Lake Shore, MHC (the “MHC”) which holds 3,636,875 shares, or 61.2% of the Company’s total outstanding stock, will not waive receipt of the dividend payment as it has in past quarters because of the Federal Reserve Board’s recently implemented interim final regulation which requires the prior approval of a majority of the eligible votes of the MHC’s members (i.e., depositors) for the MHC to waive the receipt of dividends. Due to the significant time and expense that would be required to obtain the member vote required by the Federal Reserve Board’s regulation, the Board of Directors of the MHC has determined not to pursue such a vote at this time. Because the Federal Reserve Board has not yet finalized this regulation, the Company can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future. The Board of Directors believes that a dividend waiver is in the best interests of the MHC and its members, and is hopeful that the Federal Reserve Board will amend its interim final rule in a way that serves the best interests of mutual holding companies, their members and public stockholders, and is consistent with the Dodd-Frank Act, which does not require mutual holding companies to obtain a member vote in order to waive dividends. The Company’s Board of Directors will review the Federal Reserve Board’s final rule on mutual holding company dividend waivers when such rule becomes available, and will evaluate its impact on the payment of future quarterly dividends.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $492 million and total deposits of $385 million as of June 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley
Chief Financial Officer
Lake Shore Bancorp, Inc.
128 East Fourth Street
Dunkirk, New York 14048
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2012	December 31, 2011
	(Unaudited)
	(Dollars In Thousands)

Total assets	$492,119	$488,597
Cash and cash equivalents	29,400	23,704
Securities available for sale	170,679	164,165
Loans receivable, net	266,190	275,068
Deposits	384,779	379,798
Short-term borrowings	14,320	6,910
Long-term debt	17,150	27,230
Stockholders’ equity	65,711	63,947

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest Income	$5,013	$5,221	$10,093	$10,351
Interest Expense	1,193	1,413	2,458	2,916
Net Interest Income	3,820	3,808	7,635	7,435
Provision for Loan Loss	85	265	50	285
Net Interest Income after Provision for Loan Loss	3,735	3,543	7,585	7,150
Total non-interest income	457	545	978	1,125
Total non-interest expense	3,044	2,833	6,111	5,835
Income before income taxes	1,148	1,255	2,452	2,440
Income tax expense	253	268	550	503
Net Income	$895	$987	$1,902	$1,937
Basic and Diluted Earnings per Share	$0.16	$0.17	$0.33	$0.34
Dividends declared per share	$0.07	$0.07	$0.14	$0.14

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)

Return on average assets	0.73%	0.82%
Return on average equity	5.47%	6.74%
Average interest-earning assets to average interest-bearing liabilities	119.13%	115.97%
Interest rate spread	3.11%	3.17%
Net interest margin	3.31%	3.37%

SELECTED FINANCIAL RATIOS:

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)

Return on average assets	0.77%	0.81%
Return on average equity	5.82%	6.75%
Average interest-earning assets to average interest-bearing liabilities	118.86%	115.00%
Interest rate spread	3.11%	3.12%
Net interest margin	3.31%	3.31%

	June 30,	December 31,
	2012	2011
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.77%	1.02%
Non-performing assets as a percent of total assets	0.60%	0.64%
Allowance for loan losses as a percent of total net loans	0.50%	0.50%
Allowance for loan losses as a percent of non-performing loans	64.30%	48.82%